EXHIBIT (p)(1)


                              FIRST AMERICAN FUNDS
                                 CODE OF ETHICS

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
First American Funds, Inc.                     American Municipal Income Portfolio Inc.
First American Investment Funds, Inc.          Minnesota Municipal Income Portfolio Inc.
First American Strategy Funds, Inc.            American Municipal Term Trust Inc. II
First American Insurance Portfolios, Inc.      American Municipal Term Trust Inc. III
American Strategic Income Portfolio Inc.       Minnesota Municipal Term Trust Inc.
American Strategic Income Portfolio Inc. II    Minnesota Municipal Term Trust Inc. II
American Strategic Income Portfolio Inc. III   Mentor Income Fund Inc.
American Select Portfolio Inc.

In an effort to prevent violations of the Investment Company Act of 1940 (the "1940 Act") and the Rules and Regulations thereunder, this Code of Ethics (the "Code") is adopted pursuant to Rule 17j-1 of the 1940 Act, by and on behalf of the First American Funds (the "Funds") set forth above, and any additional funds that may be approved by the Board of Directors. Rule 17j-1 requires registered investment companies to adopt a written Code of Ethics containing provisions reasonably necessary to prevent Access Persons from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and implement procedures reasonably necessary to prevent violations of such Code of Ethics.

The purpose of this Code is to establish policies consistent with Rule 17j-1 and with the following general principles:

         o Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.

         o All Personal Securities Transactions shall be conducted consistent with this Code and in such manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of an individual's position of trust and responsibility.

         o Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

1.       DEFINITIONS

         A. "Access Person" means any director or officer of the Funds. An employee of the Funds' investment adviser or any sub-adviser is not an Access Person under this Code.

         B. "Beneficial Ownership" of a Security is to be determined in the same


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                  manner as it is for purposes of Section 16a-1(a)(2) of the
                  1934 Act. This means that a person should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power with respect to such Security.

                  Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the "Beneficial Owner" of the following Securities:

                  (1) Securities held in the person's own name;

                  (2) Securities held with another in joint tenancy, community property, or other joint ownership;

                  (3) Securities held by a bank or broker as nominee or
                      custodian on such person's behalf or pledged as collateral for a loan;

                  (4) Securities held by members of the person's immediate
                      family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

                  (5) Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of such Securities;

                  (6) Securities held by a trust in which the person is a
                      beneficiary and has or shares the power to make purchase or sale decisions;

                  (7) Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

                  (8) Securities held by a general partnership or limited
                      partnership in which the person is a general partner;

                  (9) Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);


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                  (10) Securities in a portfolio giving the person certain
                       performance-related fees; and

                  (11) Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

         C. "Disinterested Director" means a director of the Funds who is not an "interested person" of the Funds within the meaning of
                  Section 2(a)(19) of the 1940 Act.

         D. "Insider Trading" means the use of Material Non-Public Information to trade in a Security (whether or not one is an Access Person) or the communication of Material Non-Public Information to others. Insider Trading generally includes:

                  (1) trading in a Security by an Access Person, while in
                      possession of Material Non-Public Information;

                  (2) trading in a Security by a person who is not an Access
                      Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person's duty to keep it confidential or was misappropriated; and

                  (3) communicating Material Non-Public Information to any
                      person, who then trades in a Security while in possession of such information.

         E. "Material Non-Public Information" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

         F. "Security" shall have the same meaning as it has in Section 2(a)(36) of the 1940 Act, but excluding direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.


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         G.       "USBPJAM Compliance" means the department within U.S. Bancorp
                  Piper Jaffray Asset Management responsible for monitoring compliance with the requirements of the Code.

         H. "1940 Act" means the Investment Company Act of 1940, as amended.

2.       Prohibited Securities Transactions

         A. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

                  (1) Employ any device, scheme or artifice to defraud the Fund;

                  (2) Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Fund; or

                  (4) Engage in any manipulative practice with respect to any
                      Fund.

B. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading, or take any other action that constitutes or may result in Insider Trading.

C. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale such Security is being purchased or sold by any Fund, or has been recommended to be purchased or sold by any Fund.

D.       Sections 2.B and 2.C shall not apply to the following:

                  (1) Transactions for any account over which the Access Person has no direct or indirect influence or control;

                  (2) Involuntary transactions by the Access Person or any Fund;

                  (3) Purchases under an automatic dividend reinvestment plan;
                      or


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                  (4) Purchases effected by the exercise of rights, issued by an issuer PRO-RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

3.       REPORTS

         A. Subject to Section 3.B below, each Access Person shall make the following reports required by Rule 17j-1(d) under the 1940
                  Act:

                  (1) Initial and Annual Securities Holdings Reports. Within 10
                      calendar days of becoming an Access Person, and annually thereafter as required by the Adviser, Access Persons shall disclose all personal Securities holdings other than the exempt securities set forth in Section 1.F. Compliance with this reporting requirement will be satisfied by providing monthly statements of brokerage accounts provided the statements are current within 30 days. Reports for Securities not included in such brokerage statements must contain:

                                a. the title, number of shares, and principal
                                   amount of each Security in which the Access person has any Beneficial Ownership;

                                b. the name of any broker, dealer, or bank with
                                   whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

                                c. the date the report is submitted by the
                                   Access Person.


                (2) Quarterly Transaction Reports. Within 10 calendar days of the end of each quarter, Access Persons shall report all Securities transactions other than the exempt Securities set forth in Section 1.F in which each has, or by reason of such transactions acquires, any Beneficial Ownership. In the event that no reportable transactions occurred during the quarter, Access Persons should note this on the report. Compliance with this reporting requirement will be satisfied by providing brokerage account statements current as of quarter end. Reports for Securities not included in such brokerage statements must contain:

                                a. the date of each transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Security;

                                b.  the nature of each transaction (i.e.,
                                    purchase, sale, or any type of acquisition or disposition);


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                                c. the price of the Security at which each
                                   transaction was effected;

                                d. the name of the broker, dealer or bank with
                                   or through which each  transaction was
                                   effected;

                                e. the name of any broker, dealer, or bank with
                                   whom the Access Person established an
                                   account in which any Securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

                                f. the date the report is submitted by the
                                   Access Person.

         B. A Disinterested Director shall not be required to make the Initial and Annual Securities Holding Reports described in
                  Section 3.A(1) and shall only be required to make the Quarterly Transactions Reports described in Section 3.A(2) if the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as director, should have known during the 15 day period immediately preceding or after the date of the Disinterested Director's transaction in a Security, that such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment advisor or sub-advisor. The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Funds' investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Funds' portfolio holdings, market considerations, or the Funds' investment policies, objectives and restrictions.

4.       Enforcement

         A. USBPJAM Compliance shall review reports filed under this Code to determine whether any violation may have occurred. Access Persons who discover a violation or apparent violation of this Code by any other person covered by this Code shall bring the matter to the attention of USBPJAM Compliance.

         B. Each violation of or issue arising under this Code shall be reported to the Board of Directors of the Funds at or before the next regular meeting of the Board.

         C. The Board of Directors of the Funds may impose such sanctions or penalties upon a violator of this Code as it deems appropriate under the circumstances.


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5.       Recordkeeping

         USBPJAM Compliance shall maintain the appropriate records and reports related to this Code as required by Rule 17j-1(d) under the 1940 Act.